Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT TO REPURCHASE UP TO $200 MILLION OF COMMON STOCK

NEW YORK – May 30, 2013 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of financing and advisory services to small businesses and middle market companies, today announced that its Board of Directors approved the repurchase of up to $200 million of common stock through December 31, 2013.

“We are very pleased to announce this share repurchase plan,” said John A. Thain, Chairman and Chief Executive Officer. “The decision by our Board is reflective of the strength of our balance sheet and the significant progress that we have made at CIT.”

Management will determine the timing and amount of any share repurchases under the share repurchase authorizations based on market conditions and other considerations. The repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions, and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

EDITOR’S NOTE:

Watch the CIT corporate overview video (cit.com/corporatevideo) that showcases CIT’s support of the small business, middle market and transportation sectors.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in financing and leasing assets. It provides financing and leasing capital and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. CIT also operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its online bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Ken Brause

Executive Vice President

(212) 771-9650

Ken.Brause@cit.com